Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207208 on Form S-8 and Registration Statement No. 333-214642 on Form S-3 of our reports of our reports dated August 16, 2018, relating to the consolidated financial statements and financial statement schedule of Performance Food Group Company and subsidiaries, and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Performance Food Group Company for the year ended June 30, 2018.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia

August 16, 2018